Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-3 No. 333-243728 and 333-220190) of Upland Software, Inc.,
(2)
Registration Statement (Forms S-8 No. 333-236945, 333-230628, 333-223902, 333-217049, 333-211560, 333-203574 and 333-199961) pertaining to the 2014 Equity Incentive Plan and the Amended and Restated 2010 Stock Plan of Upland Software, Inc.;

of our reports dated February 25, 2021, with respect to the consolidated financial statements of Upland Software, Inc. and the effectiveness of internal control over financial reporting of Upland Software, Inc. included in this Annual Report (Form 10-K) of Upland Software, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Austin, Texas
February 25, 2021